Exhibit 10.3

ICF INTERNATIONAL, INC.

NONQUALIFIED DEFERRED COMPENSATION PLAN

(Effective May 1, 2008)

ICF INTERNATIONAL, INC.

NONQUALIFIED DEFERRED COMPENSATION PLAN

(Effective May 1, 2008)

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ARTICLE VI TERMINATION BENEFIT

6.1	Termination Benefit	15
6.2	Payment of Termination Benefit	16

ARTICLE VII DISABILITY BENEFIT

7.1	Disability Benefit	16
7.2	Payment of Disability Benefit	16

ARTICLE VIII DEATH BENEFIT

8.1	Death Benefit	17
8.2	Payment of Death Benefit	17

ARTICLE IX BENEFICIARY DESIGNATION

9.1	Beneficiary	17
9.2	Beneficiary Designation	18
9.3	Acknowledgement	18
9.4	No Beneficiary Designation	18
9.5	Doubt as to Beneficiary	18
9.6	Discharge of Obligations	18

ARTICLE X LEAVE OF ABSENCE

10.1	Paid Leave of Absence	18
10.2	Unpaid Leave of Absence	18

ARTICLE XI TERMINATION AND AMENDMENT OF PLAN

11.1	Termination of Plan	19
11.2	Amendment	19
11.3	Plan Agreement	19
11.4	Effect of Payment	19

ARTICLE XII ADMINISTRATION

12.1	Duties of the Committee	20
12.2	Administration Upon Change In Control	20
12.3	Agents	20

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12.4	Binding Effect of Decisions	20
12.5	Indemnity of Committee	20
12.6	Employer Information	21

ARTICLE XIII OTHER BENEFITS AND AGREEMENTS

13.1	Coordination with Other Benefits	21
13.2	Compliance with Code Section 409A	21

ARTICLE XIV CLAIMS PROCEDURES

14.1	Maintenance of Claims Procedures	21
14.2	Disputes and Resolutions	21

ARTICLE XV TRUST

15.1	Establishment of the Trust	22
15.2	Interrelationship of the Plan and the Trust	22
15.3	Distributions From the Trust	22

ARTICLE XVI MISCELLANEOUS

16.1	Status of Plan	22
16.2	Unsecured General Creditor	22
16.3	Employer’s Liability	22
16.4	Nonassignability	22
16.5	Not a Contract of Employment	23
16.6	Furnishing Information	23
16.7	Terms	23
16.8	Captions	23
16.9	Governing Law	23
16.10	Notice	23
16.11	Successors	24
16.12	Spouse’s Interest	24
16.13	Validity	24
16.14	Incompetency	24
16.15	Domestic Relations Orders	24
16.16	Tax Treatment	24
16.17	Deduction Limitation on Benefit Payments	24

Appendix A		A-1

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ICF INTERNATIONAL, INC.

NONQUALIFIED DEFERRED COMPENSATION PLAN

(Effective May 1, 2008)

Preamble

The ICF International, Inc. Nonqualified Deferred Compensation Plan (the “Plan”) is hereby established, effective May 1, 2008, by ICF International, Inc. (the “Company”) in order to provide certain benefits to a select group of management or highly compensated employees who contribute materially to the continued growth, development and future business success of the Company and its subsidiaries. The Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.

The Plan is intended to comply with all applicable law, including Section 409A of the Code (as defined below) and shall be operated and interpreted in accordance with such intention. Moreover, in order to comply with the requirements of said Section 409A, certain transition relief provided under Notice 2007-86, as described more fully in Appendix A of the Plan, may be provided to Participants.

ARTICLE I

DEFINITIONS AND CONSTRUCTION

1.1	Definitions.

For the purposes of the Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

(1)	“Account Balance” shall mean, with respect to a Participant, an entry on the records of the Employer equal to the sum of the Participant’s Annual Accounts. The Account Balance shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to the Plan.

(2)	“Annual Account” shall mean, with respect to a Participant for a Plan Year, an entry on the records of the Employer equal to (a) the sum of the Participant’s Annual Deferral Amount and Company Contribution Amount for such Plan Year, plus (b) amounts credited or debited to such amounts in accordance with the applicable provisions of the Plan, less (c) all distributions made to the Participant or his or her Beneficiary in accordance with the applicable provisions of the Plan that relate to the Annual Account for such Plan Year. The Annual Account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary.

(3)	“Annual Deferral Amount” shall mean the portion of a Participant’s Base Salary, Bonus and Commissions that a Participant defers in accordance with Article III for any one Plan Year, without regard to whether such amounts are withheld and credited during such Plan Year.

(4)	“Annual Installment Method” shall mean the method used to determine the amount of each payment due to a Participant who has elected to receive a benefit over a period of years in accordance with the applicable provisions of the Plan. The amount of each annual payment due to the Participant shall be calculated by multiplying the balance of the Participant’s benefit by a fraction, the numerator of which is one and the denominator of which is the remaining number of annual payments due the Participant. The amount of the first annual payment shall be determined as of the close of business on the Participant’s Benefit Distribution Date, (or, in the event such Benefit Distribution Date is not a business day, the first annual payment shall be valued as of the close of business of the next business day immediately following such Benefit Distribution Date), and the amount of each subsequent annual payment shall be calculated as of each anniversary of such Benefit Distribution Date. For purposes of the Plan, the right to receive a benefit payment in annual installments shall be treated as the entitlement to a single payment.

(5)	“Base Salary” shall mean the annual cash compensation relating to services performed during any Plan Year and designated as “base salary” by the Employer, excluding, however, distributions from nonqualified deferred compensation plans, bonuses, commissions, overtime, fringe benefits, income from equity incentive plans (including stock options, restricted stock, stock appreciation rights, and stock bonuses), relocation reimbursements, non-cash incentive payments, and non-monetary awards, as well as automobile and other allowances (whether or not such allowances are included in the Employee’s gross income) paid to a Participant for employment services rendered. Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by or on behalf of the Participant pursuant to all qualified or nonqualified plans of the Employer and shall include amounts not otherwise included in the Participant’s gross income due to deferrals under Code Sections 125, 402(e)(3), 402(h), or 403(b) to plans established by an Employer; provided, however, that all such amounts shall be included in such compensation only to the extent that had there been no such plan, the amount would have been payable in cash to the Employee.

(6)	“Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article IX, as entitled to receive benefits under the Plan upon the death of a Participant.

(7)	“Beneficiary Designation Form” shall mean the form specified from time to time by the Committee for a Participant to complete and return to the Committee in order to designate one or more Beneficiaries.

(8)	“Benefit Distribution Date” shall mean the date upon which all or an objectively determinable portion of a Participant’s vested benefits will become eligible for distribution under the Plan. Except as otherwise provided in the Plan, a Participant’s Benefit Distribution Date shall be determined based on the earliest to occur of an event or scheduled date set forth in Articles IV through VIII, as applicable.

(9)	“Board” shall mean the board of directors of the Company.

(10)	“Bonus” shall mean, for any particular Plan Year, the amount of any cash compensation, in addition to Base Salary and Commissions, earned by a Participant under any Employer’s annual cash bonus and cash incentive plans.

(11)	“Change in Control” shall mean the occurrence of a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company that is a “change in control” under Code Section 409A.

(12)	“Code” shall mean the Internal Revenue Code of 1986 as well as applicable Treasury regulations and guidance, as may be amended from time to time.

(13)	“Commissions” shall mean the cash commissions earned by a Participant during a Plan Year, as determined in accordance with Code Section 409A.

(14)	“Committee” shall mean the committee described in Article XII.

(15)	“Company” shall mean ICF International, Inc., a Delaware corporation, and any successor to all or substantially all of the Company’s assets or business.

(16)	“Company Contribution Amount” shall mean, for any one Plan Year, the amount determined in accordance with Section 3.4.

(17)	“Compensation Committee” shall mean the Compensation Committee of the Board.

(18)	“Disability” or “Disabled” shall mean that a Participant is: (i) determined to be disabled by the Social Security Administration; or (ii) determined to be disabled for purposes of the group disability program maintained by the Employer, provided that the definition of disability under such program means that the Participant is (a) unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than 12 months, or (b) receiving income replacement benefits for a period of not less than three months under an accident and health plan of the Employer by reason of any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than 12 months.

(19)	“Early Retirement Age” shall mean the age at which a Participant completes 10 years of service; provided, however, that such age shall not be less than 55.

(20)	“Election Form” shall mean the form which may be in electronic format or other form specified from time to time by the Committee for a Participant to complete and return to the Committee in order to make an election under the Plan.

(21)	“Employee” shall mean a person who is a full-time, common law employee of an Employer.

(22)	“Employer” shall be defined as follows:

a)	Except as otherwise provided in paragraph (b) of this Paragraph (22), the term “Employer” shall mean the Company and/or any of its subsidiaries (now in existence or hereafter formed or acquired) that are set forth on a listing of participating subsidiaries with respect to the Plan as adopted by the Compensation Committee from time to time.

b)	For the purpose of determining whether a Participant has experienced a Separation from Service, the term “Employer” shall mean:

i)	The entity for which the Participant performs services and with respect to which the legally binding right to compensation deferred or contributed under the Plan arises; and

ii)	All other entities with which the entity described above would be aggregated and treated as a single employer under Code Section 414(b) and Code Section 414(c), as applicable. In order to identify the group of entities described in the preceding sentence, the Committee shall use an ownership threshold of at least 50% as a substitute for the 80% minimum ownership threshold that appears in, and otherwise must be used when applying, the applicable provisions of (A) Code Section 1563 for determining a controlled group of corporations under Code Section 414(b), and (B) Treas. Reg. §1.414(c)-2 for determining the trades or businesses that are under common control under Code Section 414(c).

(23)	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

(24)	“Normal Retirement Age” shall mean age 65.

(25)	“Participant” shall mean any Employee (a) who is selected to participate in the Plan, (b) whose executed Plan Agreement, Election Form and Beneficiary Designation Form are accepted by the Committee, and (c) whose Account Balance has not been completely distributed.

(26)	“Performance-Based Compensation” shall mean compensation the entitlement to, or amount of, which is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months, as determined by the Compensation Committee but which meets the definition of performance-based compensation under Code Section 409A.

(27)	“Plan” shall mean the ICF International, Inc. Nonqualified Deferred Compensation Plan, which shall be evidenced by this instrument, as it may be amended from time to time, and by any other documents that together with this instrument define a Participant’s rights to amounts credited to his or her Account Balance.

(28)

“Plan Agreement” shall mean a written agreement in the form prescribed by or acceptable to the Committee that evidences a Participant’s agreement to the terms of the Plan and which may establish additional terms or conditions of Plan participation for a Participant. Unless otherwise determined by the Committee, the most recent Plan Agreement accepted with respect to a Participant shall supersede any prior Plan Agreements for such Participant. Plan Agreements may vary among Participants and may provide additional benefits not set forth in the Plan or limit the benefits otherwise provided under the Plan.

(29)	“Plan Year” shall mean a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year. Notwithstanding the foregoing, in the case of the first year in which the Plan is in effect, the term “Plan Year” shall mean the period beginning May 1, 2008 and ending on December 31, 2008.

(30)	“Retirement,” “Retire(s)” or “Retired” shall mean a Separation from Service by a Participant on or after such Participant’s Early Retirement Age or Normal Retirement Age, as the case may be.

(31)	“Separation from Service” shall mean a termination of services provided by a Participant to the Employer, whether voluntarily or involuntarily, other than by reason of death or Disability, as determined by the Committee in accordance with Code Section 409A.

(32)	“Specified Employee” shall mean any Participant who is determined to be a “key employee” (as defined under Code Section 416(i) without regard to paragraph (5) thereof) for the applicable period, as determined annually by the Committee in accordance with the provisions of Code Section 409A. In determining whether a Participant is a Specified Employee, the following provisions shall apply:

a)

The Committee’s identification of the individuals who fall within the definition of “key employee” under Code Section 416(i) (without regard to paragraph (5) thereof) shall be based upon the 12-month period ending on each December 31st (referred to below as the “identification date”). In applying the applicable provisions of Code Section 416(i) to identify such individuals, “compensation” shall be determined in accordance with Treas. Reg. §1.415(c)-2(a) without regard to (i) any safe harbor provided in Treas. Reg. §1.415(c)-2(d), (ii) any of the special timing rules provided in Treas. Reg. §1.415(c)-2(e), and (iii) any of the special rules provided in Treas. Reg. §1.415(c)-2(g); and

b)

Each Participant who is among the individuals identified as a “key employee” in accordance with part (a) of this Paragraph (32) shall be treated as a Specified Employee for purposes of the Plan if such Participant experiences a Separation from Service during the 12-month period that begins on the April 1st following the applicable identification date.

(33)	“Trust” shall mean one or more trusts that may be established by the Company in accordance with Article XV.

(34)

“Unforeseeable Emergency” shall mean a severe financial hardship of the Participant resulting from (a) an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary or the Participant’s dependent (as defined in Code Section 152 without regard to paragraphs (b)(1), (b)(2) and (d)(1)(b) thereof), (b) a loss of the Participant’s property due to casualty, or (c) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Committee based on the relevant facts and circumstances in accordance with the provisions of Code Section 409A.

(35)	“Years of Service” shall mean the total number of full years in which a Participant has been employed by one or more Employers, as determined by the Committee. For purposes of this definition, a year of employment shall be a 365-day period (or 366-day period in the case of a leap year) that, for the first year of employment, commences on the Employee’s date of hire and that, for any subsequent year, commences on an anniversary of such hire date. A partial year of employment shall not be treated as a Year of Service. Any period of time after a Participant’s employment with all Employers has terminated shall not be counted toward Years of Service, notwithstanding any determination that the Participant has not incurred a Separation from Service.

1.2	Construction. Where necessary or appropriate to the meaning herein, the singular shall be deemed to include the plural and the masculine pronoun to include the feminine.

ARTICLE II

SELECTION, ENROLLMENT AND ELIGIBILITY

2.1	Selection by the Compensation Committee. Participation in the Plan shall be limited to a select group of management or highly compensated Employees, selected by the Compensation Committee or the Board.

2.2	Enrollment and Eligibility Requirements; Commencement of Participation.

(a)	As a condition to participation, each selected Employee shall agree to be bound by the terms of the Plan and shall complete and return to the Committee, a Plan Agreement, an Election Form and a Beneficiary Designation Form by the deadline(s) established by the Committee in accordance with the applicable provisions of the Plan. In addition, the Committee shall establish from time to time such other enrollment requirements as it determines, in its sole discretion, are necessary.

(b)	Each selected Employee who is eligible to participate in the Plan shall commence participation in the Plan on the date that the Committee determines that the Employee has met all enrollment requirements set forth in the Plan and required by the Committee, including returning all required documents to the Committee within the specified time period; provided, however, that such participation shall be subject to any applicable provisions of Code Section 409A.

(c)	If an Employee fails to meet all requirements established by the Committee within the period required, that Employee shall not be eligible to participate in the Plan during such Plan Year.

ARTICLE III

DEFERRALS, COMPANY CONTRIBUTION AMOUNTS,

VESTING AND WITHHOLDING TAXES

3.1	Deferrals.

(a)	Annual Deferral Amount. For each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, a percentage of his or her Base Salary, Bonus and/or Commissions up to the following maximum percentages for each deferral elected:

Deferral	Maximum Percentage Allowed
Base Salary	80%
Bonus	100%
Commissions	100%

In the event that an election is made for less than 1% or if no election is made for a particular type of deferral, the amount deferred shall be 0%. If an election is made for more than the stated maximum percentage, the amount deferred shall be the stated maximum percentage.

(b)	Short Plan Year. Notwithstanding the foregoing, in the case of (i) the first Plan Year in which the Plan is in effect or (ii) an individual first becoming a Participant after the first day of a Plan Year, then to the extent required by Section 3.2 and Code Section 409A, the maximum amount of the Participant’s Base Salary, Bonus or Commissions that may be deferred by the Participant for the Plan Year shall be determined by applying the percentages set forth in Section 3.1(a) to the portion of such compensation attributable to services performed after the date that the Participant’s deferral election is made and submitted to the Committee.

3.2	Timing of Deferral Elections; Effect of Election Form.

(a)

General Timing Rule for Deferral Elections. Except as otherwise provided in this Section 3.2, in order for a Participant to make a valid election to defer Base Salary, Bonus and/or Commissions, the Participant must submit an Election Form on or before the deadline established by the Committee, which in no event shall be later than the December 31st preceding the Plan Year in which such compensation will be earned. Any deferral election made in accordance with this Section 3.2(a) shall be irrevocable as of such December 31st; provided, however, that if the Committee permits or requires Participants to make a deferral election by the deadline described above for an amount that qualifies as Performance-Based Compensation, the Committee may permit a Participant to subsequently change his or her deferral election for such compensation by submitting a new Election Form in accordance with Section 3.2(c) below.

(b)

Timing of Deferral Elections for Newly Eligible Plan Participants. A selected Employee who first becomes eligible to participate in the Plan on or after the beginning of a Plan Year, as determined in accordance with Code Section 409A and the “plan aggregation” rules provided in Code Section 409A, may be permitted to make an election to defer the portion of his or her Base Salary, Bonus and/or Commissions attributable to services to be performed after such election; provided that the Participant submits an Election Form on or before the deadline established by the Committee, which in no event shall be later than 30 days after the Participant first becomes eligible to participate in the Plan. If a deferral election made in accordance with this Section 3.2(b) relates to compensation earned based upon a specified performance period, the amount eligible for deferral shall be equal to (i) the total amount of compensation for the performance period, multiplied by (ii) a fraction, the numerator of which is the number of days remaining in the service period after the Participant’s deferral election is made, and the denominator of which is the total number of days in the performance period. Any deferral election made in accordance with this Section 3.2(b) shall become irrevocable no later than the 30th day after the date the selected Employee becomes eligible to participate in the Plan.

(c)	Timing of Deferral Elections for Performance-Based Compensation. Subject to the limitations described below, the Committee may determine that an irrevocable deferral election for an amount that qualifies as Performance-Based Compensation may be made by submitting an Election Form on or before the deadline established by the Committee, which in no event shall be later than 6 months before the end of the performance period. In order for a Participant to be eligible to make a deferral election for Performance-Based Compensation in accordance with the deadline established pursuant to this Section 3.2(c), the Participant must have performed services continuously from the later of (i) the beginning of the performance period for such compensation, or (ii) the date upon which the performance criteria for such compensation are established, through the date upon which the Participant makes the deferral election for such compensation. In no event shall a deferral election submitted under this Section 3.2(c) be permitted to apply to any amount of Performance-Based Compensation that has become readily ascertainable.

(d)

Timing Rule for Deferral of Compensation Subject to Risk of Forfeiture. With respect to compensation (i) to which a Participant has a legally binding right to payment in a subsequent year, and (ii) that is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least 12 months from the date the Participant obtains the legally binding right, the Committee may determine that an irrevocable deferral election for such compensation may be made by timely delivering an Election Form to the Committee in accordance with its rules and procedures, no later than the 30th day after the Participant obtains the legally binding right to the compensation; provided that the election is made at least 12 months in advance of the earliest date at which the forfeiture condition could lapse, as determined in accordance with Code Section 409A. Any deferral election(s) made in accordance with this Section 3.2(d) shall become irrevocable no later than the 30th day after the Participant obtains the legally binding right to the compensation subject to such deferral election(s).

3.3	Withholding and Crediting of Annual Deferral Amounts. For each Plan Year, the Base Salary portion of an Annual Deferral Amount shall be withheld from each regularly scheduled Base Salary payroll in equal amounts, as adjusted from time to time for increases and decreases in Base Salary. The Bonus and/or Commissions portion of an Annual Deferral Amount shall be withheld at the time the Bonus or Commissions are or otherwise would be paid to the Participant, whether or not this occurs during the Plan Year itself. Annual Deferral Amounts shall be credited to the Participant’s Annual Account for such Plan Year at the time such amounts would otherwise have been paid to the Participant.

3.4	Company Contribution Amount.

(a)	For each Plan Year, an Employer may be required to credit amounts to a Participant’s Annual Account in accordance with employment or other agreements entered into between the Participant and the Employer, which amounts shall be part of the Participant’s Company Contribution Amount for such Plan Year. Such amounts shall be credited to the Participant’s Annual Account for the applicable Plan Year on the date or dates prescribed by such agreements. Notwithstanding the foregoing, such amounts shall only be credited under the Plan if such crediting will not cause the Plan to fail to comply with Code Section 409A.

(b)	For each Plan Year, an Employer, in its sole discretion, may, but is not required to, credit any amount it desires to any Participant’s Annual Account under the Plan, which amount shall be part of the Participant’s Company Contribution Amount for such Plan Year. The amount so credited to a Participant may be smaller or larger than the amount credited to any other Participant, and the amount credited to any Participant for a Plan Year may be zero, even though one or more other Participants receive a Company Contribution Amount for that Plan Year. The Company Contribution Amount described in this Section 3.4(b), if any, shall be credited to the Participant’s Annual Account for the applicable Plan Year on a date or dates to be determined by the Committee.

(c)	If not otherwise specified in the Participant’s employment or other agreement entered into between the Participant and the Employer, the amount (or the method or formula for determining the amount) of a Participant’s Company Contribution Amount shall be set forth in writing in one or more documents, which shall be deemed to be incorporated into the Plan in accordance with Paragraph (27) of Section 1.1, no later than the date on which such Company Contribution Amount is credited to the applicable Annual Account of the Participant.

3.5	Vesting.

(a)	A Participant shall at all times be 100% vested in the portion of his or her Account Balance attributable to Annual Deferral Amounts, plus amounts credited or debited on such amounts pursuant to Section 3.6.

(b)

A Participant shall be vested in the portion of his or her Account Balance attributable to any Company Contribution Amounts, plus amounts credited or debited on such amounts pursuant to Section 3.6, in accordance with the vesting schedule(s) set forth in his or her Plan Agreement, employment agreement or any other agreement entered into between the Participant and his or her Employer. If not addressed in such agreements, a Participant shall vest in each Company Contribution Amount, plus amounts credited or debited on such amounts pursuant to Section 3.6, on the anniversary of the date on which such Company Contribution Amount was credited to the Participant’s Account Balance, in accordance with the following schedule; provided, however, that the Participant must be in the service of an Employer as an Employee on such anniversary to receive vesting credit:

Time Elapsed Following Crediting of Company Contribution Amount	Vested Percentage
Less than 1 year	0%
1 year or more, but less than 2 years	33%
2 years or more, but less than 3 years	67%
3 years or more	100%

A new vesting schedule shall apply to each Company Contribution Amount credited to the Participant’s Account Balance.

(c)	Notwithstanding anything to the contrary contained in this Section 3.5, in the event of a Participant’s Disability, death prior to Separation from Service, attainment of Normal Retirement Age, or a Separation from Service due to termination of employment by the Employer within one year following a Change in Control, any amounts that are not vested in accordance with Section 3.5(b) above, shall immediately become 100% vested.

3.6	Crediting and Debiting of Account Balances. In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee, in its sole discretion, amounts shall be credited or debited to a Participant’s Account Balance in accordance with the following provisions:

(a)	Measurement Funds. The Participant may elect one or more of the measurement funds selected by the Committee, in its sole discretion, which are based on certain mutual funds (the “Measurement Funds”), for the purpose of crediting or debiting additional amounts to his or her Account Balance. As necessary, the Committee may, in its sole discretion, discontinue, substitute or add a Measurement Fund. Each such action shall take effect as of the first day of the first calendar quarter that begins at least 30 days after the day on which the Committee gives Participants advance written notice of such change.

(b)

Election of Measurement Funds. A Participant, in connection with his or her initial deferral election in accordance with Section 3.2 above, shall elect, on the Election Form, one or more Measurement Fund(s) (as described in Section 3.6(a) above) to be used to determine the value of his Account Balance. If a Participant does not elect any of the Measurement Funds as described in the previous sentence, the Participant’s Account Balance shall automatically be allocated into the lowest-risk Measurement Fund as of such allocation date, as determined by the Committee, in its sole discretion. The Participant may (but is not required to) elect, in the manner prescribed by the Committee, to add or delete one or more Measurement Fund(s) to be used to determine the value of his or her Account Balance, and/or to change the portion of his or her Account Balance allocated to each previously or newly elected Measurement Fund. If an election is made in accordance with the previous sentence, it shall apply as of the first business day deemed reasonably practicable by the Committee, in its sole discretion, and shall continue thereafter, unless changed in accordance with the previous sentence, so long as the Participant has an Account Balance under the Plan. Notwithstanding the foregoing, the Committee, in its sole discretion, may impose limitations on the frequency with which one or more of the Measurement Funds elected in accordance with this Section 3.6(b) may be added or deleted by such Participant; furthermore, the Committee, in its sole discretion, may impose limitations on the frequency with which the Participant may change the portion of his or her Account Balance allocated to each previously or newly elected Measurement Fund.

(c)	Proportionate Allocation. In making any election described in Section 3.6(b) above, the Participant shall specify on the Election Form, in increments of one percent (1%), the percentage of his or her Account Balance or Measurement Fund, as applicable, to be allocated/reallocated.

(d)	Crediting or Debiting Method. The performance of each Measurement Fund (either positive or negative) shall be determined on a daily basis based on the manner in which such Participant’s Account Balance has been hypothetically allocated among the Measurement Funds by the Participant pursuant to Section 3.6(a).

(e)	No Actual Investment. Notwithstanding any other provision of the Plan that may be interpreted to the contrary, the Measurement Funds shall be used for measurement purposes only. Elections of any such Measurement Fund by Participants, and the crediting or debiting of such amounts to a Participant’s Account Balance shall not be considered or construed in any manner as an actual investment of his or her Account Balance in any such Measurement Fund. In the event that the Company, in its own discretion, decides to invest funds in any or all of the investments on which the Measurement Funds are based, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant’s Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company. Participants shall at all times remain unsecured creditors of the Company.

3.7	Social Security and Other Taxes.

(a)

Annual Deferral Amounts. For each Plan Year in which an Annual Deferral Amount is being withheld from a Participant, the Participant’s Employer shall withhold from that portion of the Participant’s Base Salary, Bonus and/or

Commissions that is not being deferred, in a manner determined solely by the Employer, the Participant’s share of social security and other required taxes on such Annual Deferral Amount. If necessary, the Committee may reduce, in accordance with Code Section 409A, the Annual Deferral Account in order to comply with this Section 3.7.

(b)	Company Contribution Amounts. When a Participant becomes vested in a portion of his or her Account Balance attributable to any Company Contribution Amounts, the Participant’s Employer shall withhold from that portion of the Participant’s Base Salary, Bonus and/or Commissions that is not deferred, in a manner determined solely by the Employer, the Participant’s share of social security and other required taxes on such amounts. If necessary, the Committee may reduce, in accordance with Code Section 409A, the vested portion of the Participant’s Company Contribution Account in order to comply with this Section 3.7.

(c)	Distributions. The Participant’s Employer shall withhold from any payments made to a Participant under the Plan all federal, state and local income, employment and other taxes required to be withheld by the Employer in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Employer.

ARTICLE IV

SCHEDULED DISTRIBUTIONS AND UNFORESEEABLE EMERGENCIES

4.1	Scheduled Distributions. In connection with each election to defer an Annual Deferral Amount, a Participant may elect to receive all or a portion of such Annual Deferral Amount, plus amounts credited or debited on that amount pursuant to Section 3.6, in the form of a lump sum payment, valued as of the close of business on the Benefit Distribution Date designated by the Participant in accordance with this Section 4.1 (a “Scheduled Distribution”) or, in the event such Benefit Distribution Date is not a business day, the Scheduled Distribution shall be valued as of the close of business of the next business day immediately following such Benefit Distribution Date. The Benefit Distribution Date for the amount subject to a Scheduled Distribution election shall be the first day of any Plan Year designated by the Participant, which may be no sooner than five Plan Years after the end of the Plan Year to which the Participant’s deferral election relates, unless otherwise provided on an Election Form approved by the Committee.

Subject to the other terms and conditions of the Plan, each Scheduled Distribution elected shall be paid out within the 60-day period commencing immediately after the Benefit Distribution Date. By way of example, if a Scheduled Distribution is elected for Annual Deferral Amounts that are earned in the Plan Year commencing January 1, 2009, the earliest Benefit Distribution Date that may be designated by a Participant would be January 2, 2015, and the Scheduled Distribution would be paid out within the 60-day period commencing immediately after such Benefit Distribution Date.

4.2	Postponing Scheduled Distributions. A Participant may elect to postpone a Scheduled Distribution described in Section 4.1 above, and have such amount paid out within the 60-day period commencing immediately after an allowable alternative Benefit Distribution Date designated in accordance with this Section 4.2. In order to make such an election, the Participant must submit an Election Form to the Committee in accordance with the following criteria:

(a)	The election of the new Benefit Distribution Date shall have no effect until at least 12 months after the date on which the election is made;

(b)	The new Benefit Distribution Date selected by the Participant for such Scheduled Distribution must be the first day of a Plan Year that is no sooner than five years after the previously designated Benefit Distribution Date; and

(c)	The election must be made at least 12 months prior to the Participant’s previously designated Benefit Distribution Date for such Scheduled Distribution.

For purposes of applying the provisions of this Section 4.2, a Participant’s election to postpone a Scheduled Distribution shall not be considered to be made until the date on which the election becomes irrevocable. Such an election shall become irrevocable no later than the date that is 12 months prior to the Participant’s previously designated Benefit Distribution Date for such Scheduled Distribution.

4.3	Other Benefits Take Precedence Over Scheduled Distributions. In the event that an event occurs prior to any Benefit Distribution Date designated for a Scheduled Distribution that would trigger a benefit under Articles V through VIII, as applicable, all amounts subject to a Scheduled Distribution election shall be paid in accordance with the other applicable provisions of the Plan and not in accordance with this Article IV.

4.4	Unforeseeable Emergencies.

(a)	Upon the written request of a Participant and the showing of an Unforeseeable Emergency prior to the occurrence of a distribution event described in Articles V through VIII, as applicable, the Committee may, upon determining that such an emergency exists, cause an amount of such Participant’s Account Balance to be paid to him. Such amount shall not exceed the lesser of (i) the Participant’s vested Account Balance, calculated as of the close of business on the Benefit Distribution Date for such distribution, as determined by the Committee in accordance with provisions set forth below, or (ii) the amount necessary to satisfy the Unforeseeable Emergency (plus amounts necessary to pay federal, state, or local income taxes or penalties reasonably anticipated as a result of the distribution) after taking into account the extent to which the Unforeseeable Emergency is or may be relieved (A) through reimbursement or compensation by insurance or otherwise, (B) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or (C) by cessation of deferrals under the Plan.

If the Committee, in its sole discretion, approves a Participant’s request for a distribution under the Plan due to Unforeseeable Emergency, the Participant’s Benefit Distribution Date shall be the date on which such Committee approval occurs and such distribution shall be made to the Participant in a lump sum no later than 60 days after such Benefit Distribution Date; provided, however, that if the 60-day period begins in one taxable year and ends in another, the Participant shall not have a right to designate the taxable year of payment. In addition, in the event of such approval, the Participant’s outstanding deferral elections under the Plan shall be cancelled.

(b)	A Participant’s deferral elections under the Plan shall also be cancelled to the extent the Committee determines that such action is required for the Participant to obtain a hardship distribution from an Employer’s 401(k) plan pursuant to Code Section 401(k).

ARTICLE V

RETIREMENT BENEFIT

5.1

Retirement Benefit. If a Participant experiences a Separation from Service that qualifies as a Retirement, the Participant shall be eligible to receive his or her vested Account Balance in either a lump sum or annual installment payments, as elected by the Participant in accordance with Section 5.2 (the “Retirement Benefit”). A Participant’s Retirement Benefit shall be valued as of the close of business on the applicable Benefit Distribution Date for such benefit (or, in the event such Benefit Distribution Date is not a business day, the Retirement Benefit shall be valued as of the close of business of the next business day immediately following such Benefit Distribution Date), which shall be (i) the first day after the end of the 6-month period immediately following the date on which the Participant experiences such Separation from Service, if the Participant is a Specified Employee, and (ii) for all other Participants, the date on which the Participant experiences a Separation from Service;

provided, however, that if a Participant changes the form of distribution for one or more Annual Accounts in accordance with Section 5.2(b), the Benefit Distribution Date for such Annual Accounts subject to such change shall be determined in accordance with Section 5.2(b).

5.2	Payment of Retirement Benefit.

(a)	In connection with a Participant’s election to defer an Annual Deferral Amount, the Participant shall elect the form in which his or her Annual Account for such Plan Year will be paid. The Participant may elect to receive each Annual Account in the form of a lump sum or an Annual Installment Method of five or ten years. If a Participant does not make any election with respect to the payment of an Annual Account, then the Participant shall be deemed to have elected to receive such Annual Account as a lump sum.

(b)	A Participant may change the form of payment for an Annual Account by submitting an Election Form to the Committee in accordance with the following criteria:

(i)	The election shall not take effect until at least 12 months after the date on which the election is made;

(ii)	The new Benefit Distribution Date for such Annual Account shall be five years after the Benefit Distribution Date that would otherwise have been applicable to such Annual Account; and

(iii)	The election must be made at least 12 months prior to the Benefit Distribution Date that would otherwise have been applicable to such Annual Account.

For purposes of applying the provisions of this Section 5.2(b), a Participant’s election to change the form of payment for an Annual Account shall not be considered to be made until the date on which the election becomes irrevocable. Such an election shall become irrevocable no later than the date that is 12 months prior to the Benefit Distribution Date that would otherwise have been applicable to such Annual Account. Subject to the requirements of this Section 5.2(b), the Election Form most recently accepted by the Committee that has become effective for an Annual Account shall govern the form of payout of such Annual Account.

(c)	The lump sum payment shall be made, or installment payments shall commence, no later than 60 days after the applicable Benefit Distribution Date. Remaining installments, if any, shall continue in accordance with the Participant’s election for each Annual Account and shall be paid no later than 60 days after each anniversary of the Benefit Distribution Date.

ARTICLE VI

TERMINATION BENEFIT

6.1

Termination Benefit. If a Participant experiences a Separation from Service that does not qualify as a Retirement, the Participant shall receive his or her vested Account Balance in the form of a lump sum payment (a “Termination Benefit”). A

Participant’s Termination Benefit shall be valued as of the close of business on the Benefit Distribution Date for such benefit (or, in the event such Benefit Distribution Date is not a business day, the Retirement Benefit shall be valued as of the close of business of the next business day immediately following such Benefit Distribution Date), which shall be (i) the first day after the end of the 6-month period immediately following the date on which the Participant experiences such Separation from Service, if the Participant is a Specified Employee, and (ii) for all other Participants, the date on which the Participant experiences a Separation from Service.

6.2	Payment of Termination Benefit. The Termination Benefit of a Participant shall be paid to the Participant no later than 60 days after the Participant’s Benefit Distribution Date.

ARTICLE VII

DISABILITY BENEFIT

7.1	Disability Benefit. If a Participant becomes Disabled prior to the occurrence of a distribution event described in Articles V or VI, as applicable, the Participant shall receive his or her vested Account Balance in either a lump sum or annual installment payments, as elected by the Participant in accordance with Section 7.2(b) (a “Disability Benefit”). The Disability Benefit of a Participant shall be valued as of the close of business on the Participant’s Benefit Distribution Date for such benefit (or, in the event such Benefit Distribution Date is not a business day, the Retirement Benefit shall be valued as of the close of business of the next business day immediately following such Benefit Distribution Date), which shall be the date on which the Participant becomes Disabled.

7.2	Payment of Disability Benefit.

(a)	A Participant, in connection with his or her commencement of participation in the Plan, shall have elected on an Election Form to receive the Disability Benefit in a lump sum or pursuant to an Annual Installment Method of five or ten years. If a Participant did not make any election with respect to the payment of this Disability Benefit, then such Participant shall be deemed to have elected to receive the Disability Benefit as a lump sum.

(b)	A Participant may change the form of payment for the Disability Benefit by submitting an Election Form to the Committee in accordance with the following criteria:

(i)	The election shall not take effect until at least 12 months after the date on which the election is made; and

(ii)	The election must be made at least 12 months prior to the Benefit Distribution Date that would otherwise have been applicable to the Disability Benefit.

For purposes of applying the requirements of this Section 7.2(b), a Participant’s election to change the form of payment for the Disability Benefit shall not be considered to be made until the date on which the election becomes irrevocable. Such an election shall become irrevocable no later than the date that is 12 months prior to the Benefit Distribution Date that would otherwise have been applicable to the Participant’s Disability Benefit. Subject to the requirements of this Section 7.2(b), the Election Form most recently accepted by the Committee that has become effective shall govern the form of payout of the Participant’s Disability Benefit.

(c)	The lump sum payment shall be made, or installment payments shall commence, no later than 60 days after the Participant’s Benefit Distribution Date. Remaining installments, if any, shall be paid no later than 60 days after the first day of each Plan Year following the Plan Year in which the Participant’s Benefit Distribution Date occurs.

ARTICLE VIII

DEATH BENEFIT

8.1	Death Benefit. In the event of a Participant’s death prior to the complete distribution of his or her vested Account Balance, the Participant’s Beneficiary shall receive the Participant’s unpaid vested Account Balance in a lump sum payment (the “Death Benefit”). The Death Benefit shall be valued as of the close of business on the Benefit Distribution Date for such benefit (or, in the event such Benefit Distribution Date is not a business day, the Retirement Benefit shall be valued as of the close of business of the next business day immediately following such Benefit Distribution Date), which shall be the date of the Participant’s death.

8.2	Payment of Death Benefit. Any Death Benefit shall be paid to the Participant’s Beneficiary no later than 60 days after the applicable Benefit Distribution Date.

ARTICLE IX

BENEFICIARY DESIGNATION

9.1	Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary (both primary as well as contingent) to receive any benefits payable under the Plan to a beneficiary upon the death of a Participant. The Beneficiary designated under the Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.

9.2	Beneficiary Designation. A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Committee or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee’s rules and procedures, as in effect from time to time. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death.

9.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Committee or its designated agent.

9.4	No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in Sections 9.1, 9.2 and 9.3 above, or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant’s estate.

9.5	Doubt as to Beneficiary. If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to the Plan, the Committee shall have the right, exercisable in its discretion, to cause the Participant’s Employer to withhold such payments until this matter is resolved to the Committee’s satisfaction.

9.6	Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Employers and the Committee from all further obligations under the Plan with respect to the Participant, and the deceased Participant’s Plan Agreement shall terminate upon such full payment of benefits.

ARTICLE X

LEAVE OF ABSENCE

10.1	Paid Leave of Absence. If a Participant is authorized by the Participant’s Employer to take a paid leave of absence from the employment of the Employer, and such leave of absence does not constitute a Separation from Service, (a) the Participant shall continue to be considered eligible for the benefits provided under the Plan, and (b) the Annual Deferral Amount shall continue to be withheld during such paid leave of absence in accordance with Section 3.2.

10.2

Unpaid Leave of Absence. If a Participant is authorized by the Participant’s Employer to take an unpaid leave of absence from the employment of the Employer for any reason, and such leave of absence does not constitute a Separation from Service, such Participant shall continue to be eligible for the benefits provided under the Plan. During the unpaid leave of absence, the Participant shall not be allowed to make any additional deferral elections. However, if the Participant returns to employment, the Participant may elect to defer an Annual Deferral Amount for the Plan Year following his or her return to employment and for every Plan Year thereafter while a Participant in the Plan, provided such deferral elections are otherwise allowed and an Election Form is delivered to and accepted by the Committee for each such election in accordance with Section 3.2 above.

ARTICLE XI

TERMINATION AND AMENDMENT OF PLAN

11.1	Termination of Plan. Although each Employer anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that any Employer will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, each Employer reserves the right to terminate the Plan with respect to all of its Participants. In the event of a Plan termination no new deferral elections shall be permitted for the affected Participants and such Participants shall no longer be eligible to receive new company contributions. However, after the Plan termination the Account Balances of such Participants shall continue to be credited with Annual Deferral Amounts attributable to a deferral election that was in effect prior to the Plan termination to the extent deemed necessary to comply with Code Section 409A, and additional amounts shall continue to credited or debited to such Participants’ Account Balances pursuant to Section 3.6. The Measurement Funds available to Participants following the termination of the Plan shall be comparable in number and type to those Measurement Funds available to Participants in the Plan Year preceding the Plan Year in which the Plan termination is effective. In addition, following a Plan termination, Participant Account Balances shall remain in the Plan and shall not be distributed until such amounts become eligible for distribution in accordance with the other applicable provisions of the Plan. Notwithstanding the preceding sentence, to the extent permitted by Code Section 409A, the Employer may provide that upon termination of the Plan, all Account Balances of the Participants shall be distributed, subject to and in accordance with any rules established by such Employer deemed necessary to comply with the applicable requirements and limitations of Code Section 409A.

11.2	Amendment. Any Employer may, at any time, amend or modify the Plan in whole or in part with respect to that Employer. Notwithstanding the foregoing, (i) no amendment or modification shall be effective to decrease the value of a Participant’s vested Account Balance in existence at the time the amendment or modification is made, and (ii) no amendment or modification of this Section 11.2 or Section 12.2 of the Plan shall be effective.

11.3	Plan Agreement. Despite the provisions of Sections 11.1, if a Participant’s Plan Agreement contains benefits or limitations that are not in the Plan document, the Employer may only amend or terminate such provisions with the written consent of the Participant.

11.4	Effect of Payment. The full payment of the Participant’s vested Account Balance in accordance with the applicable provisions of the Plan shall completely discharge all obligations to a Participant and his or her designated Beneficiaries under the Plan, and such Participant’s Plan Agreement shall terminate.

ARTICLE XII

ADMINISTRATION

12.1	Duties of the Committee. In general, unless specifically provided otherwise in the Plan or by the Compensation Committee, the Committee shall be the Benefits Committee, the members of which shall be appointed by the Compensation Committee. Members of the Committee may be Participants under the Plan. The Committee shall have the discretion and authority to: (a) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan; and (b) decide or resolve any and all questions, including benefit entitlement determinations and interpretations of the Plan, as may arise in connection with the Plan. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Company.

12.2	Administration Upon Change In Control. Within 120 days following a Change in Control, the individuals who comprised the Committee immediately prior to the Change in Control (whether or not such individuals are members of the Committee following the Change in Control) may, by written consent of the majority of such individuals, appoint an independent third party administrator (the “Administrator”) to perform any or all of the Committee’s duties described in Section 12.1 above, including without limitation, the power to determine any questions arising in connection with the administration or interpretation of the Plan, and the power to make benefit entitlement determinations. Upon and after the effective date of such appointment, (a) the Company must pay all reasonable administrative expenses and fees of the Administrator, and (b) the Administrator may only be terminated with the written consent of the majority of Participants with an Account Balance in the Plan as of the date of such proposed termination.

12.3	Agents. In the administration of the Plan, the Committee or the Administrator, as applicable, may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel.

12.4	Binding Effect of Decisions. The decision or action of the Committee or Administrator, as applicable, with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

12.5	Indemnity of Committee. All Employers shall indemnify and hold harmless the members of the Committee, any Employee to whom the duties of the Committee may be delegated, and the Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to the Plan, except in the case of willful misconduct by the Committee, any of its members, any such Employee or the Administrator.

12.6	Employer Information. To enable the Committee and/or Administrator to perform its functions, the Company and each Employer shall supply full and timely information to the Committee and/or Administrator, as the case may be, on all matters relating to the Plan, the Trust, the Participants and their Beneficiaries, the Account Balances of the Participants, the compensation of its Participants, the date and circumstances of the Separation from Service, Disability or death of its Participants, and such other pertinent information as the Committee or Administrator may reasonably require.

ARTICLE XIII

OTHER BENEFITS AND AGREEMENTS

13.1	Coordination with Other Benefits. The benefits provided for or with respect to a Participant under the Plan are in addition to any other benefits available to such Participant under any other plan, program or agreement of or with the Employer of the Participant’s Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

13.2	Compliance with Code Section 409A. Notwithstanding any other provision of the Plan to the contrary, any amounts, including deferrals and Employer contributions, to be credited under the Plan with respect to a Participant shall only be credited under the Plan if such crediting will not cause the Plan to fail to comply with Code Section 409A.

ARTICLE XIV

CLAIMS PROCEDURES

14.1	Maintenance of Claims Procedures. The Committee shall establish and maintain reasonable procedures governing the filing of benefit claims, notification of benefit determinations, and appeal of benefit determinations under the Plan (collectively, the “Claims Procedures”) that comply with the requirements of ERISA Section 503 and regulations issued thereunder. Participants shall be notified of the existence of the Claims Procedures in conjunction with enrollment in the Plan and how to obtain a copy of the Claim Procedures upon request. Compliance with the Claims Procedures is a mandatory prerequisite to any claimant’s right to commence action under Section 14.2.

14.2	Disputes and Resolutions. In the event that a claim or dispute is not resolved to the satisfaction of the claimant through the Claims Procedure, such claimant may, within 60 days of the final decision on review under the Claims Procedure, give written notice to the Committee to have such claim dispute settled by application for arbitration in Fairfax, Virginia in accordance with the rules then prevailing of The American Arbitration Association pursuant to the Federal Arbitration Act. Such arbitration shall apply to all disputes and claims arising from or relating to the Plan and ERISA, and the arbitrator’s review shall be limited to a review of the information submitted to the Plan administrator. Judgment upon any award rendered by the arbitrator may be entered in any court of U.S. competent jurisdiction. The cost of any arbitration proceeding shall be shared equally by the claimant and the Company, unless the arbitrator finds it more equitable for the Company to bear the costs.

ARTICLE XV

TRUST

15.1	Establishment of the Trust. In order to provide assets from which to fulfill its obligations to the Participants and their Beneficiaries under the Plan, the Company may establish a trust pursuant to a trust agreement with a third party, the trustee, to which each Employer may, in its discretion, contribute cash or other property, including securities issued by the Company, to provide for the benefit payments under the Plan (the “Trust”).

15.2	Interrelationship of the Plan and the Trust. The provisions of the Plan and the Plan Agreement shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Employers, Participants and the creditors of the Employers to the assets transferred to the Trust. Each Employer shall at all times remain liable to carry out its obligations under the Plan.

15.3	Distributions From the Trust. Each Employer’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer’s obligations under the Plan.

ARTICLE XVI

MISCELLANEOUS

16.1	Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan is intended to comply with Code Section 409A. The Plan shall be administered and interpreted to the extent possible in a manner consistent with such intent.

16.2	Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of an Employer. For purposes of the payment of benefits under the Plan, any and all assets of an Employer shall be, and remain, the general, unpledged unrestricted assets of the Employer. The obligation of an Employer under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

16.3	Employer’s Liability. The liability of an Employer for the payment of benefits shall be defined only by the Plan and the Plan Agreement, as entered into between the Employer and a Participant. An Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan and his or her Plan Agreement.

16.4

Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a

Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

16.5	Not a Contract of Employment. The terms and conditions of the Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in the Plan shall be deemed to give a Participant the right to be retained in the service of any Employer, or to interfere with the right of any Employer to discipline or discharge the Participant at any time.

16.6	Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

16.7	Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

16.8	Captions. The captions of the articles, sections and paragraphs of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

16.9	Governing Law. Subject to ERISA, the provisions of the Plan shall be construed and interpreted according to the internal laws of the State of Delaware without regard to its conflicts of laws principles.

16.10	Notice. Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Benefits Committee
ICF International, Inc.
Attn: Executive Vice President and General Counsel
9300 Lee Highway
Fairfax, Virginia 22031

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under the Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

16.11	Successors. The provisions of the Plan shall bind and inure to the benefit of the Participant’s Employer and its successors and assigns and the Participant and the Participant’s designated Beneficiaries.

16.12	Spouse’s Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.

16.13	Validity. In case any provision of the Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

16.14	Incompetency. If the Committee determines in its discretion that a benefit under the Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

16.15	Domestic Relations Orders. The Committee is authorized to make any payments directed by court order in any action in which the Plan or the Committee has been named as a party. In addition, if a court determines that a spouse or former spouse of a Participant has an interest in the Participant’s benefits under the Plan in connection with a domestic relations order (as defined in Code Section 414(p)(1)(B)), the Committee shall have the right, notwithstanding any election made by the Participant to immediately distribute the spouse’s or former spouse’s interest in the Participant’s benefits under the Plan to such spouse or former spouse, to the extent necessary to fulfill such domestic relations order.

16.16	Tax Treatment. Notwithstanding any other provision of the Plan to the contrary, although the Board, the Committee and the Employer shall use their commercially reasonable efforts to avoid the imposition of taxation, penalties, and interest under Code Section 409A and other Code provisions, the tax treatment of Annual Deferrals, deferrals of Performance-Based Compensation, Company Contributions as well as credits and earnings under the Plan shall not be, and are not, warranted or guaranteed. Neither the Board, the Committee, any Employer nor any of their designees shall be held liable for any taxes, penalties, or other amounts owed by a Participant or Beneficiary as a result of any deferral or payment under the Plan or the administration of the Plan.

16.17

Deduction Limitation on Benefit Payments. If the Employer reasonably anticipates that if a payment under the Plan were made as scheduled, the deduction with respect to such payment would not be permitted solely due to the application of Code Section 162(m), the Employer may defer that payment to the extent deemed necessary to ensure deductibility; provided, however, that (i) such deduction limitation shall be applied to all similarly situated Participants on a reasonably consistent basis; (ii) the payment must be made by the earliest of (x) during the Employer’s first taxable year in which the Employer reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year, the deduction of such payment will not be barred by application of Code Section 162(m) or (y) during the period beginning with the date of the Participant’s Separation from Service and ending on the later of the last day of the taxable year of the Employer in which the Participant incurs a Separation from Service of the 15th day of the third month following the Participant’s Separation from Service; (iii) where any scheduled payment to a particular Participant in the Employer’s Taxable year is delayed because of Code Section 162(m), the delay in payment will be treated as a subsequent deferral election unless all scheduled payments to such Participant that could be delayed are also delayed; (iv) where a payment is delayed to a date on or after the Participant’s Separation from Service, the payment will be considered a payment upon a Separation from Service for purposes of the 6-month delay for Specified Employees; and (v) no election may be provided to a Participant with respect to the timing of payment hereunder. Any amounts deferred pursuant to the provisions of this Section 16.17 shall continue to be credited/debited with additional amounts, even if such amount is being paid out of installments.

Executed at Fairfax, Virginia, on this 24th day of April, 2008.

ICF International, Inc.

By:	/s/ Judith B. Kassel
Title:	EVP & General Counsel

APPENDIX A

LIMITED TRANSITION RELIEF FOR DISTRIBUTION ELECTIONS MADE AVAILABLE IN ACCORDANCE WITH NOTICE 2007-86

The capitalized terms below shall have the same meaning as provided in Article I of the Plan.

Opportunity to Make New (or Revise Existing) Distribution Elections. Notwithstanding the required deadline for the submission of an initial distribution election under Articles IV, V and VII of the Plan, the Committee may, to the extent permitted by Notice 2007-86, provide a limited period in which Participants may make new distribution elections, or revise existing distribution elections, with respect to amounts subject to the terms of the Plan, by submitting an Election Form on or before the deadline established by the Committee, which in no event shall be later than December 31, 2008. Any distribution election made by a Participant, and accepted by the Committee, in accordance with this Appendix A shall not be treated as a change in either the form or timing of a Participant’s benefit payment for purposes of Code Section 409A or the Plan. If any distribution election submitted by a Participant in accordance with this Appendix A either (a) relates to an amount that would otherwise be paid to the Participant in 2008, or (b) would cause an amount to be paid to the Participant in 2008, such election shall not be effective.

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